As filed with the Securities and Exchange Commission on July 25, 2013    Registration No. 333-135252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

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TALON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	400 Oyster Point Blvd., Suite 200	32-0064979
(State or other jurisdiction of	South San Francisco, CA 94080	(I.R.S. Employer
Incorporation or organization)	(Address of principal executive offices)	Identification No.)

_______________________________

2004 STOCK INCENTIVE PLAN

2006 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plan)

__________________________

Kurt A. Gustafson

Chief Financial Officer

Talon Therapeutics, Inc.

c/o Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Ave., Suite 240

Henderson, NV 89052

(702) 835-6300

 (Name and address of agent for service)

Copies to: Shivbir S. Grewal, Esq. Marc G. Alcser, Esq. Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 (949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

                Large accelerated filer ☐                                                                                                 Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)                 Smaller reporting company ☑

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EXPLANATORY NOTE

Talon Therapeutics, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-135252) (the “Registration Statement”) with the Securities and Exchange Commission on June 23, 2006, covering 4,000,000 shares of its common stock, par value $0.001 per share, for issuance under the Company’s 2004 Stock Incentive Plan and 750,000 shares of its common stock for issuance under the 2006 Employee Stock Purchase Plan. On July 17, 2013, pursuant to that certain Stock Purchase Agreement, dated July 16, 2013, by and among Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Eagle Acquisition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company, the Company through a merger became a wholly owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

This Post-Effective Amendment to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, the sale of which was registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on July 25, 2013.

Talon Therapeutics, Inc. By: /s/ Kurt A. Gustafson Kurt A. Gustafson Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.